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                      EARN OUT RIGHTS SETTLEMENT AGREEMENT

         This Agreement ("Settlement Agreement") made as of the ___ day of August, 1999, by and between U.S. Plastic Lumber Corporation, a Nevada corporation with offices at 2300 Glades Road, Suite 440 W., Boca Raton, FL 33341 which as used in this Settlement Agreement shall include all of its subsidiaries, affiliates and related organizations, and its and their officers, directors, employees, trustees, agents, representatives, predecessors, successors and assigns (hereinafter collectively referred to as "USPL") and ____________ with an address of ___________________ (the "Shareholder").

                                    RECITALS

An Agreement and Plan of Reorganization was entered into in December 1995 as part of a reverse merger of Earth Care Global Holdings, Inc. into Educational Storybooks, International, Inc. ("Agreement and Plan of Reorganization"). The Agreement and Plan of Reorganization was to provide an earn out bonus ("Earn Out Shares") to shareholders of record of Earth Care Global Holdings, Inc. as of March 29, 1996 ("Historical Shareholders") contingent upon certain performance events. On or about October 1997 USPL separated the earn out rights appended to the stock certificates of the Historical Shareholders and placed those rights in an Earn Out Shares Agreement. Issues have arisen as to the meaning of the language in the Earn Out Shares Agreement and the Agreement and Plan of Reorganization relative to the circumstances under which the Earn Out Shares are to be issued, and each of the parties desire to avoid protracted and expensive litigation and desires to come to an amicable agreement concerning the issuance of the Earn Out Shares.

                                    AGREEMENT

         1. RECITALS. The foregoing Recitals are true and are made a part of this Agreement.

         2. TERMINATION OF RIGHTS AND COMPENSATION. In exchange for USPL issuing to Shareholder on or about January 5, 2000, _________ shares of Common Stock, par value $.0001, the parties hereby terminate all rights, interests, obligations or claims that either party may have against the other arising out of the Earn Out Shares Agreement, the Agreement and Plan of Reorganization, or any other documents relating to any obligation of USPL to issue Earn Out Shares to Historical Shareholders. Neither party shall have any continuing responsibility or liability to the other under the Earn Out Shares Agreement, the Agreement and Plan of Reorganization, and any other documents relating to any obligation of USPL to issue Earn Out Shares to Historical Shareholders.

         3. FAIRNESS OF SETTLEMENT. Shareholder acknowledges and recognizes that the number of shares being issued pursuant to Section 2 hereof constitutes approximately fifteen percent (15%) of the maximum number of Earn Out Shares that Shareholder may claim to have been entitled to receive based upon the language within the Agreement and Plan of Reorganization and in the Earn Out Shares Agreement as applied in a light most favorable to the Shareholder. Shareholder believes the settlement described herein, and the consideration being issued by USPL as part of the Settlement Agreement, to be fair and just and Shareholder desires to settle rather than to risk litigation or risk that the Earn Out Shares may never be earned within the time frame specified in the Earn Out Shares Agreement and/or the Agreement and Plan of Reorganization.


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         4. EXPIRATION OF OFFER. This offer to receive Common Stock of USPL in exchange for the termination of the Earn Out Shares Agreement and any rights the Shareholder may have had under the Agreement and Plan of Reorganization shall expire at 5 p.m. Eastern Daylight Savings Time, September 15, 1999. This Settlement Agreement shall have no legal effect and shall not be binding upon USPL unless (i) the Board of Directors approves this Settlement Agreement.

         5. ACCEPTANCE. Shareholder may accept this offer by delivering to USPL a signed copy of this document on or before September 15, 1999.

         6. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. By executing this Settlement Agreement, the Shareholder is agreeing to all of the terms and conditions of this Settlement Agreement and he/she/it shall make various representations and warranties to USPL that will be relied upon by USPL. The Shareholder has read this entire agreement before deciding to accept the offer contained herein. The Shareholder represents and warrants to USPL as follows:

         a. LEGAL REPRESENTATION. The Shareholder acknowledges and agrees that he/she/it has had the opportunity to retain independent legal counsel in connection with this Settlement Agreement. The Shareholder is relying solely on such Shareholder's legal counsel for legal advice with respect to the settlement contemplated by this Settlement Agreement or if he/she/it chooses not to retain an attorney on his own investment and business experience, and in no event is the Shareholder relying on USPL's legal counsel with respect to his/her/its decision to execute this Settlement Agreement.

         b. KNOWLEDGE AND EXPERIENCE. Shareholder has such knowledge and experience in financial and business matters that Shareholder, together with his representatives and advisers, if any, is capable of evaluating the merits and risks of accepting the offer herein.

         c. SECURITIES RESTRICTIONS ON TRANSFER. Shareholder acknowledges and understands that the Common Stock being issued hereunder will not be registered under the Securities Act of 1933, as amended, or under any state securities laws and agrees that the Common Stock cannot be resold unless they are subsequently registered or an exemption from such registration is available. The Shareholder agrees not to resell or otherwise dispose of all or any part of the Common Stock being issued hereunder except as permitted by law.

         d. RELIANCE. In entering into this Settlement Agreement, the Shareholder acknowledges that he/she/it has not relied on any representations or statements made by USPL, whether oral or written, other than as set forth in this Settlement Agreement.

         7. RELEASE. Shareholder hereby knowingly and voluntarily remises, releases and forever discharges USPL from any and all claims, causes of action, suits, charges, complaints, contracts (whether written or oral, express or implied from any source), and promises, whatsoever, in law or in equity, known or unknown, which Shareholder has, had or may have against USPL as of the date of this Settlement Agreement, arising out of any matter whatsoever.

         8. INDEMNITY OF USPL. USPL agrees to defend, indemnify and hold harmless Shareholder from any damages against Shareholder arising out of the issuance of shares pursuant to this Settlement Agreement.


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         9. GOVERNING LAW. This Settlement Agreement shall be construed and governed in accordance with the laws of the State of Delaware without application of conflict of law principles. Any action or proceeding relating to this Settlement Agreement shall be brought in the courts of Delaware, or in the United States courts located in Delaware and each of the parties irrevocably consents to the jurisdiction and venue of such courts in any such action or proceeding.

         10. ENTIRE AGREEMENT. This Settlement Agreement contains the sole and entire agreement, and supersedes all other prior written or oral agreements, between the parties with respect to the subject matter of this Settlement Agreement.

         11. BINDING EFFECT. The terms and conditions of this Settlement Agreement shall bind and inure to the benefit of the parties and their respective successors, heirs or personal representatives and assigns.

         12. AMENDMENTS. This Settlement Agreement shall not be amended, waived, released, discharged or modified in any respect except in writing signed by the parties against enforcement thereof shall be sought.

         In WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement on the date set forth the first paragraph.

                                     U.S. Plastic Lumber Corporation


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                                     Bruce C. Rosetto
                                     Vice President and General Counsel

                                     Shareholder

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                                     # of Shares To Be Issued: